SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.       )
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☐ Definitive Additional Materials
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optionsXpress Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 27, 2006
Dear Stockholders:
      You are cordially invited to attend the optionsXpress Holdings, Inc. annual meeting of stockholders at 10:00 a.m. Chicago time on May 24, 2006 in Chicago, Illinois at The Hotel Allegro, 171 W. Randolph St., Chicago, IL 60601. We are pleased to offer you the convenience of listening to our annual meeting by webcast at www.optionsXpress.com/investorrelations. The attached Notice of Annual Meeting and Proxy Statement describe all known items to be acted upon by stockholders at the meeting.
      It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares using the enclosed proxy form for registered stockholders or the proxy voting instruction form for stockholders who hold shares through a broker or other nominee. If you vote by Internet or telephone, it is not necessary for you to return your proxy form or voting instruction form in the mail. Please vote your shares as soon as possible.
      If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing an optionsXpress stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your shareholdings, to be used to gain entry to the meeting, is non-transferable.
      We hope you will participate in the annual meeting, either in person or by proxy.

Sincerely,

David S. Kalt
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:
      The 2006 annual meeting of stockholders of optionsXpress Holdings, Inc. will be held at 10:00 a.m. on May 24, 2006 at The Hotel Allegro, 171 W. Randolph St., Chicago, Illinois. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1) The election of one Class I director to serve a term of three years;

(2) The ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2006; and

(3) To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
      Stockholders of record at the close of business on April 24, 2006 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination at the annual meeting and at 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603 for ten days before the annual meeting between 9:00 a.m. and 5:00 p.m. local time.
      Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.
      IF YOU PLAN TO ATTEND: Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

David Fisher
Chief Financial Officer
April 27, 2006
Chicago, Illinois

39 SOUTH LASALLE STREET
SUITE 220
CHICAGO, ILLINOIS 60603

PROXY STATEMENT

       The Board of Directors of optionsXpress Holdings, Inc. (the “Company” or “optionsXpress”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held at 10:00 a.m. Chicago time on May 24, 2006 at The Hotel Allegro, 171 W. Randolph St., Chicago, Illinois and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 are being mailed to stockholders on or about April 27, 2006. The fiscal year ended December 31, 2005 is referred to as “fiscal 2005” in this proxy statement.
ABOUT THE ANNUAL MEETING
Why did I receive these materials?
      Our Board of Directors is soliciting proxies for the 2006 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 24, 2006, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
What information is contained in this proxy statement?
      The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2005 and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.
How may I obtain the Company’s 10-K and other financial information?
      A copy of our 2005 Annual Report, which includes our 2005 Form 10-K, is enclosed.
      Stockholders may download another copy of our 2005 Annual Report from our website at www.optionsXpress.com/investorrelations or request another free copy from:
optionsXpress Holdings, Inc.
Attn: Chief Financial Officer
39 South LaSalle Street, Suite 220
Chicago, Illinois 60603
(877) 820-9010
      We will also furnish any exhibit to the 2005 Form 10-K if specifically requested.

What is the purpose of the annual meeting?
      At our annual meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting. In addition, management will report on our fiscal 2005 performance and respond to appropriate questions from stockholders.
Who can attend the meeting?
      Subject to space availability, all stockholders of record at the close of business on April 24, 2006, which is referred to herein as the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.
      Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.
      Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.
Who is entitled to vote at the meeting?
      Only stockholders as of the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
How many votes do I have?
      You will be entitled to one vote for each outstanding share of optionsXpress common stock you owned as of the Record Date on each matter considered at the meeting There is no cumulative voting.
      Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.
What constitutes a quorum?
      The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote at the meeting on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 62,289,812 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 31,144,907 votes will be required to establish a quorum.
      Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.
How do I vote?
      You can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by using one of the following three options:

•	Voting by Mail. — You may vote by mail by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope.

•	Voting on the Internet. — You may do this by following the “Vote by Internet” instructions that came with your proxy statement. If you vote on the Internet, you do not have to mail in your proxy card.

Certain stockholders may not be able to vote via the Internet. Please read the instructions that came with your proxy carefully.

•	Voting by telephone. You may do this by following the “Vote by Telephone” instructions that came with your proxy statement. If you vote by telephone, you do not have to mail in your proxy card. Certain stockholders may not be able to vote via the telephone. Please read the instructions that came with your proxy carefully.

•	You may vote in person at the meeting. We will pass out written ballots to anyone who wants to vote in person at the meeting. However, if you hold your shares in street name, you must request a proxy from the brokerage firm that hold your shares in order to vote at the meeting. Holding shares in “street name” means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name.

      Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the Notice of Annual Meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.
Can I change my vote after I return my proxy card?
      Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
Who counts the votes?
      Votes will be counted and certified by the Inspectors of Election, who are employees of Ashton Partners, the Company’s investor relations consultant.
What are the Board’s recommendations?
      The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the proposals.
Will stockholders be asked to vote on any other matters?
      To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.
What vote is required to approve each item?
      Election of Directors (Item 1). Directors are elected by a plurality of the votes cast at the meeting, which means that the nominee who receives the highest number of properly executed votes will be elected as a director, even if that nominee does not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Approval of Independent Auditors (Item 2). The ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent auditors for fiscal 2006 requires the affirmative vote of the majority of the votes cast.
      A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
How are votes counted?
      In the election of director, you may vote “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee. You may not cumulate your votes for the election of directors.
      For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.
      If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. The Company has supplied copies of its proxy materials for its 2006 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting. The broker, bank or other nominee that is the stockholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and not entitled to vote on that proposal. If a quorum is present at the annual meeting, the persons receiving the greatest number of votes will be elected to serve as directors. As a result, broker non-votes will not affect the outcome of the voting on the election of directors (Item 1). The ratification of the appointment of the Company’s independent auditors (Item 2) requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
      If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent auditor, even if the broker, bank or other nominee does not receive voting instructions from you.
What should I do if I receive more than one set of voting materials?
      You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

How may I recommend or nominate individuals to serve as directors?
      You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above.
      In addition, our by-laws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 prior to the date of the anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be received not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper written form, a stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
How may I obtain a copy of optionsXpress’s by-law provisions regarding stockholder proposals and director nominations?
      You may contact the Chief Financial Officer at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our by-laws are also available on our website at www.optionsxpress.com/investorrealtions.
PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 —	ELECTION OF DIRECTORS
      There are currently seven directors on our Board. The Board is classified into three classes of directors, with two directors in each class. At each annual meeting of stockholders, directors of one class are selected, on a rotating basis, to three-year terms, to serve as successors to the directors of the same class whose terms expire at that annual meeting. The terms of the current Class I directors will expire at the annual meeting, and this class contains the nominees to be elected to serve until the 2009 annual meeting. The current terms of the Class II and III directors will expire at the 2007 and 2008 annual meetings, respectively.
      The candidate nominated by the Board for election as a director at the 2006 annual meeting of stockholders is Bruce Evans. Thomas Patrick, who is currently a Class I director, has decided not to stand for reelection. The Company appreciates Mr. Patrick’s efforts and dedication during his tenure on the Board.

      If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the annual meeting, the Board will, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the place vacant to be filled at a later time.
      Information regarding the director nominee and the directors continuing in office, as of March 31, 2006, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience following the 2006 annual meeting. The information presented below for the director nominee and the directors continuing in office has been furnished to the Company by the director nominee and directors.

Nominee for Election as Class I Directors to Serve Until the 2009 Annual Meeting

Bruce R. Evans
Director since 2005
      Mr. Evans, 46, has served as a member of our board of directors since April 2005. Mr. Evans is currently a Managing Partner at Summit Partners, a venture capital and private equity firm, where he has worked since 1986. Previously, he held positions at IBM Corporation. Mr. Evans currently serves on the Board of Directors for Unica Corporation, Hittite Microwave Corporation, and several private companies.
The Board recommends a vote FOR the election of the director listed above.

Class II Directors Whose Terms Continue Until the 2007 Annual Meeting

David S. Kalt
Director since 2004
      Mr. Kalt, 38, has served as our Chief Executive Officer since our inception and as President and Chief Technology Officer of optionsXpress, Inc. since August 2000. Mr. Kalt has served as a member of our board of directors since our inception. From 1998 to 2000, Mr. Kalt served as Chief Technology Officer for TRAMS Inc., a software developer for retail travel agencies. Prior to that, Mr. Kalt served as President of Third Party Solutions, a firm he founded in 1994 that developed technology and other solutions for the travel industry.

Scott Wald
Director since 2005
      Mr. Wald, 51, has served as a member of our board of directors since April 2005. Mr. Wald is currently the founder and President of Romar Services, L.L.C., a private investment firm. Mr. Wald is also the founder, and former President and Chief Executive Officer of ASAP Software Express. Prior to founding ASAP, Wald was in product management for Hewlett-Packard Laser Printer operations. Mr. Wald currently serves on the board of directors of SurePayroll, a web-based payroll system, which he launched in 2000.

Class III Directors Whose Terms Continue Until the 2008 Annual Meeting

James A. Gray
Director since 2004
      Mr. Gray, 40, has served as our Chairman of the Board since our inception and as Chairman of the Board of optionsXpress, Inc. since 2000. Mr. Gray has served as President of G-Bar Limited Partnership, an independent proprietary trading firm, since 1996. Prior to that, Mr. Gray served as the Head of Equity Trading at G-Bar.

Ned W. Bennett
Director since 2004

      Mr. Bennett, 64, has served as our Chief Operating Officer since our inception and as Chief Executive Officer of optionsXpress, Inc. from August 2000 to present. Mr. Bennett has served as a member of our board of directors since our inception. From July 1997 to May 1999, Mr. Bennett served in various positions at Dreyfus Brokerage Services, Inc. (Pacific Brokerage Services), including Chief Operating Officer. Prior to that, Mr. Bennett served as the Chief Executive Officer and Chief Operating Officer of ED&F Man International Services Inc. from December 1994 to July 1997. Mr. Bennett also served as President and Chief Executive Officer of Geldermann Securities, a ConAgra company, from November 1987 to December 1994, when the firm was purchased by ED&F Man International Inc.

Steven Fradkin
Director since 2006
      Mr. Fradkin, 44, has served as a member of our board of directors since April 2006. Mr. Fradkin is Executive Vice President and Chief Financial Officer of the Northern Trust Corporation in Chicago, one of the world’s largest global asset management, asset servicing, and private wealth management firms. Prior to his current role, Mr. Fradkin led Northern Trust’s international business and was responsible for the strategy, business development, and ongoing support for clients located outside the United States. Mr. Fradkin also serves as a director of Northern Trust Global Advisors, Inc., and is a non-executive director of the Davidson Commission Co.

ITEM 2 —	THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2006
      The Audit Committee has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006, and has further directed that the Board submit the selection of Ernst & Young LLP for ratification by the stockholders at the annual meeting. During fiscal year 2005, Ernst & Young LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services” on page 22. This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Audit Committee and the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent auditors. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the
Company’s independent auditors for fiscal 2006. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

ITEM 3 —	OTHER MATTERS
      As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2006 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Number of Meetings of the Board of Directors
      The Board held 6 meetings during 2005, 2 of which were held telephonically. The standing committees of the Board, which were established in connection with the Company’s initial public offering in January 2005, held an aggregate of 17 meetings during the year. Each director attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which he served held during the period for which he served as a director in 2005.
Attendance at Annual Meetings of the Stockholders
      All directors are encouraged to attend the annual meeting of the stockholders and all directors properly nominated for election are expected to attend the annual meeting of the stockholders.
Director Independence
      Certain rules of the Nasdaq National Market require that the Board be comprised of a majority of “independent directors,” that the Audit Committee be comprised solely of “independent directors,” that the Compensation Committee be comprised solely of “independent directors,” and that the Nominating and Corporate Governance Committee be comprised solely of “independent directors” as defined under the Nasdaq rules.
      Based upon the information submitted by each of its directors, and following the recommendation of the Nominating and Corporate Governance Committee, the Board has made a determination that all of our current directors, with the exception of Mr. Kalt and Mr. Bennett, satisfy the “independence” requirements of the Nasdaq National Market and the Company’s Corporate Governance Guidelines. The standards for determining independence are those set forth in the Company’s Corporate Governance Guidelines as well as those in the Nasdaq National Market listing standards.
Executive Sessions
      The Company’s Corporate Governance Guidelines, adopted in connection with the initial public offering in January 2005, require the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is James Gray, the Chairman of the Board.
Communications between Stockholders and the Board
      Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group: c/o the Corporate Secretary, 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.
      The Board has adopted a policy for submitting concerns regarding the Company’s accounting or auditing matters. Reports may be sent to the Audit Committee through one of the following means: (1) calling the Company’s Ethics Hotline at 1-800-775-5863, which is available 24 hours per day, 365 days per year, and leaving a recorded message, (2) writing to the Audit Committee, c/o the Corporate Secretary of optionsXpress Holdings, Inc. at 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603, or (3) submitting a report online via the Company’s intranet. In each case, reports will be received by the Company’s Chief Compliance

Officer who will forward the message to the Audit Committee where warranted. The confidentiality of all reports will be maintained to the extent consistent with law.
Committees of the Board of Directors
      Our board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year. The written charters for each committee described below appear on our web site at www.optionsxpress.com.
      Audit Committee. The Audit Committee is responsible for (1) the appointment, compensation, retention and oversight of the work of the independent auditors engaged for the purpose of preparing and issuing an audit report; (2) reviewing the independence of the independent auditors and taking, or recommending that our Board take, appropriate action or oversee their independence; (3) approving, in advance, all audit and non-audit services to be performed by the independent auditors; (4) overseeing our accounting and financial reporting processes and the audits of our financial statements; (5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; (6) engaging independent counsel and other advisors as the Audit Committee deems necessary; (7) determining compensation of the independent auditors, compensation of advisors hired by the Audit Committee and ordinary administrative expenses; (8) reviewing and assessing the adequacy of a formal written charter on an annual basis; and (9) handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.
      Our Audit Committee consists of Mr. Fradkin, as chair, Mr. Evans and Mr. Wald, each of whom satisfies the Audit Committee independence requirements of the Nasdaq National Market and the SEC. Our board of directors has determined that Mr. Fradkin and Mr. Evans each qualify as an “Audit Committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee held 11 meetings in 2005.
      Compensation Committee. The Compensation Committee is responsible for (1) determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers; (2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock plans and other incentive compensation plans; and (4) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time. Our Compensation Committee currently consists of Mr. Wald, as chair, Mr. Gray and Mr. Evans, each of whom satisfies the independence requirements of the Nasdaq National Market. The committee held 6 meetings in 2005.
      Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee’s responsibilities will include: (1) selecting, or recommending to our Board for selection, nominees for election to our Board; (2) making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members; (3) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and (4) such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board from time to time. Our Nominating and Corporate Governance Committee consists of Mr. Gray and Mr. Evans each of whom satisfies the independence requirements of the Nasdaq National Market. The committee held 1 meeting in 2005.
      The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments related thereto; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; and willingness to assume broad fiduciary responsibility.
      The Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the committee considers the person’s judgment, skills, experience, age, independence, understanding of the Company’s business or other related industries as well as the needs of the board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the board.
      The Company does not pay a fee to any third party to identify or assist in identifying of valuating potential nominees.
Corporate Governance Guidelines
      The Board adopted a set of Corporate Governance Guidelines, which, among other things, set forth the Company’s expectations and policies with respect to the roles and responsibilities of the Board, director affiliations and conflicts, director compensation, standards of director conduct, and the qualifications and other criteria for director nominees. The Nominating and Corporate Governance Committee is responsible for periodically reviewing and reassessing the adequacy of these guidelines and recommended changes to the Board for approval. The current guidelines are published on the Company’s website at www.optionsxpress.com.
Code of Business Conduct and Ethics
      The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”), which is intended to insure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver of the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by the Board and must be promptly disclosed as required by law or the rules and regulations of the Nasdaq National Market. The full text of the Code of Ethics is published on our website at www.optionsxpress.com.
DIRECTOR COMPENSATION
      We provide cash compensation at a rate of $30,000 per year, payable quarterly to each non-employee director. We also pay the chairman of the Audit Committee an additional fee of $15,000 per year, payable quarterly, and we pay the chairman of the Compensation Committee an additional fee of $5,000 per year, payable quarterly. In addition, we reimburse directors for their reasonable expenses incurred in attending meetings of the Board. Mr. Gray, the chairman of our board of directors, is a party to a retention agreement that provides him with an annual retainer of $167,000, plus bonus. In 2005, Mr. Gray received a bonus of $137,500. The other material terms of Mr. Gray’s retention agreement are substantially similar to the terms of those agreements described under “Executive Compensation — Employment Agreements.” Our directors are also eligible to receive stock options and other equity-based awards when, as and if determined by the Compensation Committee pursuant to the terms of our 2005 Equity Incentive Plan. During 2005, we granted 7,000 stock options to Mr. Patrick and Mr. Wald.

PRINCIPAL STOCKHOLDERS
      The following table sets forth information known to the Company regarding beneficial ownership of the Company’s Common Stock, as of the Record Date, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (8 persons). The table lists the number of shares and percentage of shares beneficially owned based on 62,287,199 shares of common stock outstanding as of March 31, 2006 and a total of 103,937 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 31, 2006. The figures in the table assume the exercise of all stock options currently exercisable or exercisable within 60 days of March 31, 2006. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned(1)	of Class

G-Bar Limited Partnership(2)	11,536,620	18.5%
Summit Partners(3)	3,164,113	5.1%
FMR Corp.(4)	4,515,126	7.2%
James A. Gray(5)	13,978,175	22.4%
David S. Kalt(6)	2,648,633	4.3%
Ned W. Bennett(7)	2,185,179	3.5%
Thomas E. Stern	86,502	*
David A. Fisher(8)	141,852	*
Benjamin Morof(9)	55,302	*
Scott Wald(10)	18,907	*
Thomas Patrick(11)	7,000	*
Steven Fradkin	—	*
Bruce R. Evans(12)	3,189,113	5.1%
All directors and executive officers as a group (8 persons)	41,526,522	66.7%

*	Less than one percent

(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 31, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)	Represents shares owned directly or indirectly by G-Bar Limited Partnership (“G-Bar”). Avrum Gray has the power to vote and/or dispose of these shares. James A. Gray is the President of G-Bar. Avrum Gray and James A. Gray each disclaim beneficial ownership of these shares.

(3)	Represents 2,144,583 shares held by Summit Ventures VI-A, L.P., 894,379 shares held by Summit Ventures VI-B, L.P., 44,602 shares held by Summit VI Advisors Fund, L.P., 68,478 shares held by Summit VI Entrepreneurs Fund, L.P, and 12,071 shares held by Summit Investors VI, L.P. (such entities collectively referred to as “Summit Partners”). Summit Partners, L.P. is the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of each of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P. and Summit Investors VI, L.P. Summit Partners, L.P., through a three-person investment committee composed of certain of the members of Summit Master Company, LLC, has voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. Decisions of the investment committee are made by a majority vote of its members and, as a result, no single member of the investment committee has voting or dispositive authority over the shares. Gregory M. Avis, Peter Y. Chung, Scott C. Collins, Bruce R. Evans, Walter G. Kortschak, Martin J. Mannion, Kevin P. Mohan, Thomas S. Roberts, E. Roe Stamps, Joseph F. Trustee, and Stephen G. Woodsum are the members of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P., and each disclaims beneficial ownership of the shares held by Summit Partners. The address for each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

(4)	Information is based on the Schedule 13G filed jointly by FMR Corp. and Edward C. Johnson, 3d on February 14, 2006. Shares reported represent shares owned directly or indirectly by FMR Corp. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 3,671,120 of the reported shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 460,406 of the reported shares. Fidelity International Limited and various foreign subsidiaries are the beneficial owner of 383,600 of the reported shares.

(5)	Includes 11,536,620 shares held by G-Bar of which Mr. Gray is the President and 2,441,555 shares held by the JG 2002 Delta Trust in which Mr. Gray is the trustee. Mr. Gray disclaims beneficial ownership of the reported shares.

(6)	Includes 210,974 shares held by the David S. Kalt Family Trust, 210,275 shares held by the Susan Simon Kalt Family Trust and 2,501 currently exercisable options.

(7)	Includes 197,493 shares held by the Delaware Charter Guarantee & Trust Company F/ B/ O Ned Bennett IRA in which Mr. Bennett is the trustee and 1,631,347 shares held by Whiskey Golf Investments LP and 295,918 shares held by Whiskey Golf Investments II LP. Mr. Bennett disclaims beneficial ownership of the reported shares. Also includes 2,501 currently exercisable options.

(8)	Includes 84,935 currently exercisable options.

(9)	Includes 200 shares held by David Morof and 200 shares held by Henry Morof, his sons.. Benjamin Morof disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)	Includes 7,000 currently exercisable options.

(11)	Includes 7,000 currently exercisable options.

(12)	Includes 3,164,113 shares held by affiliates of Summit Partners, as reported in footnote 3 above. Mr. Evans is a managing partner of Summit Partners, and therefore may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Evans disclaims beneficial ownership of all such shares. The address for Mr. Evans is c/o Summit Partners, 222 Berkeley Street, 18th Floor, Boston, MA 02116.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission and the Nasdaq National Market. Based on a review of the Securities and Exchange Commission filed ownership reports during 2005, the Company believes that all Section 16(a) filing requirements were met during the year, except that: (i) Mr. Morof filed a late Form 4 on August 16, 2005 with respect to a stock option grant and a late Form 4 on November 18, 2005, with respect to 400 shares of common stock acquired in connection with the Company’s initial public offering and later gifted to David Morof and Henry Morof, his sons; (ii) Mr. Stern filed a late form 4 on August 16, 2005 with respect to a stock option grant and on April 21, 2006 with respect to a previous stock sale; (iii) Mr. Bennett filed a late Form 4 on November 23, 2005 with respect to a charitable contribution of common stock on November 9,

2005; (iv) Mr. Wald filed a late Form 3 with respect to stock he owned at the time he joined the Company’s board of directors and a late Form 4 on January 3, 2006 with respect to a stock option grant on April 4, 2005; and (v) Mr. Patrick filed a late Form 4 on January 3, 2006 with respect to a stock option grant on April 4, 2005.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth the compensation for our President and Chief Executive Officer and our next four most highly compensated executive officers (who we refer to collectively as the “named executive officers”) during the year ended December 31, 2004 and December 31, 2005.

					Long-Term
		Annual Compensation			Compensation Awards

			Bonus		Restricted	Securities
			and Other		Stock	Underlying
			Incentives	Other Annual	Award(s)	Options	All Other
Names and Principal Position	Year	Salary ($)	($)(1)	Compensation ($)	($)(2)	(#)(3)	Compensation ($)

David S. Kalt	2005	250,000	158,033	—	—	—	—
Chief Executive Officer	2004	227,350	143,517	—	—	—	—
Ned W. Bennett	2005	250,000	153,633	—	—	—	—
Chief Operating Officer	2004	220,150	144,316	—	—	—	—
David A. Fisher	2005	300,000	295,000	—	—	30,000	—
Chief Financial Officer	2004	131,250	—	—	654,144 (4)	117,188	—
Thomas E. Stern	2005	186,067	60,000	—	—	4,500	—
Chief Administrative Officer	2004	169,350	75,000	—	—	—	—
Benjamin Morof	2005	200,000	75,000	—	—	5,000	—
Chief Compliance Officer	2004	165,417	63,300	—	—	—	—

Note:	Salary and bonus columns should include deferred compensation, if any.

(1)	Bonus amounts for 2004 represent payments under the 2003 bonus plan that were paid in the first quarter of 2004. Bonus amounts for 2005 represent payments under the 2004 bonus plan that were paid in the first quarter of 2005.

(2)	Mr. Kalt, Mr. Bennett and Mr. Fisher each received a 15,000 share restricted stock grant in February 2006.

(3)	Mr. Kalt, Mr. Bennett and Mr. Fisher received a stock option grant in February 2006 of 85,000 shares, 35,000 shares and 25,000 shares, respectively.

(4)	Represents a restricted stock grant of 60,938 shares of common stock.

Option Grants in Last Fiscal Year
      The following table sets forth information regarding stock options granted during the fiscal year ended December 31, 2005 under our 2005 Equity Incentive Plan to each of our named executive officers. The potential realizable value is calculated assuming the fair market value of the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These gains are based on assumed rates of appreciation compounded annually from the dates the respective options were granted to their expiration date based on the per share exercise price minus the per share exercise price. Annual rates of stock price appreciation of 5% and 10% from the initial offering price is assumed pursuant to rules of the SEC. The actual stock price will appreciate over the term of the options at assumed 5% and 10% levels or any other defined level. Actual gains, if any, on exercised stock options will depend on the future performance of our common stock.

					Potential Realizable
		Percentage			Value at Assumed
	Number of	of Total			Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to	Per Share		for Options Term
	Options	Employees in	Exercise	Expiration
Name	Granted(1)	2005(2)	Price	Date	5%	10%

David S. Kalt	—	—	—	—	—	—
Ned W. Bennett	—	—	—	—	—	—
David A. Fisher	30,000	20.7%	$16.50	1/26/2015	$311,303	$788,903
Thomas E. Stern	4,500	3.1%	$14.34	6/22/2015	$40,583	$102,844
Benjamin Morof	5,000	3.4%	$14.34	6/22/2015	$45,092	$114,271
Option Exercises and Year End Values
      12,814 stock options were exercised by our named executive officers in fiscal 2005. The following table sets forth information regarding unexercised stock options held by named executive officers as of December 31, 2005. The fiscal year-end value of unexercised in-the-money options listed below has been calculated based on the market value of our common stock on December 30, 2005 of $24.55 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

					Value of Unexercised
			Number of Unexercised		In-the-Money
			Options at		Options at
	Shares		December 31, 2005		December 31, 2005
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David S. Kalt	—	—	15,006	3,751	$353,992	$88,486
Ned W. Bennett	—	—	15,006	3,751	$353,992	$88,486
David A. Fisher	—	—	55,326	91,862	$764,605	$1,096,432
Thomas E. Stern	12,501	$215,074	—	4,500	$—	$45,945
Benjamin Morof	313	$5,406	—	5,000	$—	$51,050

Equity Compensation Plan Information
      The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of December 31, 2005.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plan
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	785,582	$8.25	1,106,715
Equity compensation plans not approved by stockholders	—	—	—

Total	785,582	$8.25	1,106,715

Incentive Plans
      Our compensation policies are designed to maximize stockholder value over the long-term. See “Compensation Committee Report on Executive Compensation” below for a detailed discussion of our policy regarding the grant of incentive awards.

2005 Equity Incentive Plan
      Our board of directors adopted and our stockholders approved our 2005 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is designed to enable us to attract, retain and motivate our directors, officers, associates and consultants, and to further align their interests with those of our stockholders, by providing for or increasing their ownership interests in our company.
      Administration. The Equity Incentive Plan is administered by the Compensation Committee of our board of directors. Our board may, however, at any time resolve to administer the Equity Incentive Plan. Subject to the specific provisions of the Equity Incentive Plan, the Compensation Committee is authorized to select persons to participate in the Equity Incentive Plan, determine the form and substance of grants made under the Equity Incentive Plan to each participant, and otherwise make all determinations for the administration of the Equity Incentive Plan.
      Participation. Directors (including non-employee directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, us or our subsidiaries are eligible to participate in the Equity Incentive Plan.
      Type of Awards. The Equity Incentive Plan provides for the issuance of stock options, restricted stock, dividend equivalents, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Compensation Committee.
      Available Shares. An aggregate of 1,250,000 shares of our common stock is reserved for issuance under the Equity Incentive Plan, subject to annual automatic increases and certain other adjustments reflecting changes in our capitalization. If any grant under the Equity Incentive Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the Equity Incentive Plan. The Equity Incentive Plan provides that the Compensation Committee shall not grant, in any one calendar year, to any one participant awards to purchase or acquire a number of shares of common stock in excess of 20% of the total number of shares authorized for issuance under the Equity Incentive Plan.

      Option Grants. Options granted under the Equity Incentive Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options, as the Compensation Committee may determine. The exercise price per share for each option will be established by the Compensation Committee, except that in the case of the grant of any incentive stock option, the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option.
      Terms of Options. The term during which each option may be exercised will be determined by the Compensation Committee, but if required by the Internal Revenue Code and except as otherwise provided in the Equity Incentive Plan, no option will be exercisable in whole or in part more than ten years from the date it is granted, and no incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the Compensation Committee. The Compensation Committee will determine the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Compensation Committee. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding option. If required by the Internal Revenue Code, the aggregate fair market value, determined as of the grant date, of shares for which an incentive stock option is exercisable for the first time during any calendar year under all of our equity incentive plans may not exceed $100,000.
      Amendment of Options and Amendment/ Termination of Plan. The board of directors or the Compensation Committee generally have the power and authority to amend or terminate the Equity Incentive Plan at any time without approval from our stockholders. The Compensation Committee generally has the authority to amend the terms of any outstanding award under the plan, including, without limitation, the ability to reduce the exercise price of any options or to accelerate the dates on which they become exercisable or vest, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Internal Revenue Code, under provisions of Section 422 of the Internal Revenue Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Unless previously terminated by the board or the committee, the Equity Incentive Plan will terminate on the tenth anniversary of its adoption. No termination of the Equity Incentive Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives therefore granted under the Equity Incentive Plan.
      Based on our management’s estimate, the fair market value at the date of grant for options granted during the year ended December 31, 2005 was $854,000. The fair market value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model. The model takes into account the stock price and exercise price at the grant date and the assumptions set forth in Note 13 to the Audited Consolidated Financial Statements for the years ended December 31, 2003, 2004 and 2005.

2005 Employee Stock Purchase Plan
      Our board of directors adopted and our stockholders approved our 2005 Employee Stock Purchase Plan. The purpose of the plan is to provide an incentive for our employees (and employees of our subsidiaries designated by our board of directors) to purchase our common stock and acquire a proprietary interest in us.

      Administration. A committee designated by our board will administer the plan. The plan vests the committee with the authority to interpret the plan, to prescribe, amend, and rescind rules and regulations relating to the plan, and to make all other determinations necessary or advisable for the administration of the plan, although our board of directors may exercise any such authority in lieu of the committee. The plan is required to be administered in such a manner as to comply with applicable requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and Section 423 of the Internal Revenue Code.
      Eligibility and Participation. Each person who is employed either by us or by one of our designated subsidiaries and is expected on a regularly-scheduled basis to work more than 20 hours per week for more than five months per calendar year, automatically will be enrolled in the plan. Newly hired employees will be eligible once they have completed three months of service, provided they are expected on a regularly-scheduled basis to work more than 20 hours per week for more than five months per calendar year.
      Options to Purchase/ Purchase of Shares. Each participant will be granted an option to purchase shares of our common stock at the beginning of each 6-month “offering period” under the plan, on each “exercise date,” during the offering period. Exercise dates generally will occur on each June 30 and December 31. Participants will purchase the shares of our common stock through after-tax payroll deductions, not to exceed 15% of the participant’s total base salary. No participant may purchase more than $25,000 of common stock in any one calendar year. The purchase price for each share will generally be the fair market value of a share on the first day of the offering period or the fair market value on the exercise date. If a participant’s employment with us or one of our designated subsidiaries terminates, any outstanding option of that participant also will terminate.
      Share Reserve. 500,000 shares of our common stock is reserved for issuance over the term of the plan, subject to certain other adjustments reflecting changes in our capitalization. If any option to purchase reserved shares is not exercised by a participant for any reason, or if the option terminates, the shares that were not purchased shall again become available under the plan.
      Amendment and Termination. Our board or the committee generally has the power and authority to amend the plan from time to time in any respect without the approval of our stockholders. However, no amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulation, including Rule 16b-3 under the Securities Exchange Act of 1934, Section 423 of the Internal Revenue Code, or any listing requirement of the principal stock exchange on which our common stock is then listed. Additionally, except as otherwise specified in the plan, no amendment may make any change to an option already granted that adversely affects the rights of any participant. The plan will terminate at the earliest of the tenth anniversary of its implementation, the time when there are no remaining reserved shares available for purchase under the plan, or an earlier time that our board may determine.

2001 Equity Incentive Plan
      We maintain an equity incentive plan pursuant to which our management previously was able to, at its discretion, grant eligible employees, directors, independent contractors or consultants restricted stock or options to purchase up to 3,750,000 shares of our common stock. In general, one-third of the options become exercisable on the first anniversary date following the grant, and one-thirty-sixth of the options become exercisable on each of the succeeding 24 monthly anniversaries of the first anniversary date. All options expire ten years after the date of the grant.
      At December 31, 2005, options to purchase up to 785,852 shares of our common stock were outstanding, with 360,992 vested.
Employment Agreements
      We entered into employment agreements with David S. Kalt and Ned W. Bennett. Each of the employment agreements provides that the executive will serve with us in his current position until his employment is terminated by either party upon written notice. Under the employment agreements, Messrs. Kalt and Bennett will receive:

•	an annual base salary, which may be increased from time to time by the Compensation Committee, of $250,000;

•	an annual bonus to be determined by the Compensation Committee; and

•	employee benefits applicable to senior level executives.
      If we terminate Messrs. Kalt’s or Bennett’s employment without cause or if he resigns with good reason, he will be entitled to receive his base salary for a period of twelve months following his termination. If their employment is terminated by us for cause or if he resigns without good reason, dies or becomes disabled, he will be entitled to receive his base salary through the date of termination. Each executive is subject to confidentiality, non-compete and non-solicitation provisions of the agreements. The non-compete and non-solicit provisions of the agreements remain in effect until the later of January 15, 2007, or one year following the executive’s termination. In addition, we have the option to extend the non-compete and non-solicitation periods for up to 24 additional months, subject to certain conditions.
      We have also entered into an employment agreement with David A. Fisher. The agreement provides that Mr. Fisher will serve as Chief Financial Officer until his employment is terminated by either party upon written notice. Under this agreement, Mr. Fisher will receive an annual base salary, subject to increase, of $300,000, an annual bonus to be determined by the Compensation Committee, a one time bonus of $200,000 payable after January 1, 2005, and employee benefits applicable to senior level executives. The agreement also contains severance provisions generally comparable to those applicable to Messrs. Kalt and Bennett and a non-compete, non-solicitation provision lasting for one year after Mr. Fisher’s termination. In connection with his employment, Mr. Fisher also received an option grant covering 117,188 shares of common stock at an exercise price of $10.73 per share and a restricted stock grant of 60,938 shares of common stock. Pursuant to the terms of the employment agreement, upon consummation of our initial public offering, Mr. Fisher received an additional option grant covering 30,000 shares of common stock at an exercise price equal to the $16.50 price of the common stock sold to the public in that offering.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Stock Purchase and Recapitalization Agreement
      On December 17, 2003, we entered into a stock purchase and recapitalization agreement with investment funds affiliated with Summit Partners, G-Bar Limited Partnership, JG 2002 Delta Trust, David S. Kalt, Ned W. Bennett, Delaware Charter Guarantee & Trust Company F/ B/ O Ned Bennett IRA and certain other stockholders pursuant to which, on January 15, 2004, we issued approximately 18.2 million shares of Series A preferred stock in exchange for approximately $88.4 million. In conjunction with this recapitalization, our former preferred stockholders converted their preferred stock into shares of common stock. Furthermore, we then redeemed approximately 18.2 million shares of common stock (including a portion of the shares of preferred stock converted into common stock by our former preferred stockholders) for an aggregate amount of approximately $88.4 million. In addition to the stock redemption amount, we paid dividends totaling approximately $7.0 million to our common stockholders in connection with the transactions contemplated by the stock purchase and recapitalization agreement.
Registration Agreement
      On January 15, 2004, we entered into a registration agreement with Summit Partners and certain other stockholders, including G-Bar Limited Partnership, JG 2002 Delta Trust, David S. Kalt and Ned W. Bennett. Upon consummation of our initial public offering, the agreement entitled both the holders of a majority of Summit Partners’ and holders of a majority of the other stockholders’ securities to two registrations on Form S-1 or any similar long-form registration statement and an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, so long as the aggregate value of the securities to be registered on any short-form is at least $5 million. The agreement prohibits us from granting other registration rights with respect to our equity securities without the prior written consent of the holders of a majority of Summit Partners’ securities, except that we may grant registration rights if they are subordinate to those of Summit Partners. The registration agreement grants piggyback registration rights with respect to all other registrations proposed by us (except for demand registrations or registrations on a Form S-4, S-8 or successor forms). We will pay all expenses related to demand and piggyback registrations. We have also agreed to indemnify the parties to the agreement in connection with all registrations pursuant to this agreement against liabilities under the Securities Act.
Dividends
      We declared and paid dividends totaling approximately $40.9 million to our common stockholders during the year ended December 31, 2005. We have paid a quarterly dividend in each quarter since our initial public offering in 2005. We recently declared a dividend of $0.05 per share for the first quarter of 2006, a 25% increase over the $0.04 per share dividend we paid in the fourth quarter of 2005. The declaration of any other dividends and, if declared, the amount of any such dividend, will be subject to our actual future earnings, capital requirements, regulatory restrictions and to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No member of our Compensation Committee is currently an officer or employee of our company. There is no interlocking relationship between any of our executive officers and Compensation Committee, on the one hand, and the executive officers and Compensation Committee of any other companies, on the other hand, nor has any such interlocking relationship existed in the past.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is composed entirely of non-employee independent directors with significant experience in managing employee-related issues and making executive compensation decisions.
      The Committee provides strategic direction for the Company’s compensation and benefits structure for the Company’s employees; reviews the Company’s human resources programs, including leadership development and succession planning; determines the compensation of the Company’s executive officers; and establishes compensation policies and practices for directors for service on the Board and its committees, as well as for the Chairman of the Board. The Committee’s decisions are made in the context of the Company’s specific business imperatives, as well as economy-wide trends, such as rising healthcare costs and expensing equity-based compensation. The Company is committed to attracting, retaining and developing a talented, diverse workforce in a manner that provides incentives to create stockholder value, and the work of the Committee supports these endeavors. The specific duties and responsibilities of the Committee are described under “Board of Directors and Corporate Governance — Compensation Committee” beginning on page 9 and in the charter of the Committee, which is available on the Company’s website at http://www.optionsxpress.com.
      The Committee met 6 times during fiscal 2005. The Committee’s regularly scheduled meetings typically last at least one hour, and all Committee members are actively engaged in the review of matters presented.

      The Committee has furnished the following report for fiscal 2005, which includes a discussion of: (1) the Company’s compensation and benefits programs, including compensation and benefits for executive officers; and (2) CEO compensation.
Compensation Philosophy
      The Company’s compensation program is designed to reward executives based on favorable individual performance and favorable company financial results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced executives by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for the Company’s stockholders.
      The Committee compares the Company’s senior management compensation levels with those of a peer group of companies in industries related to the Company and similar-size companies in the general financial services industry. In addition, the Committee and senior management periodically review the competitiveness of the Company’s executive compensation structure with the assistance of third-party research products provided by independent consulting firms.
      The key elements of executive compensation are base salary, annual performance based bonuses and long-term incentive grants. It is the Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group competitive with compensation for persons having similar responsibilities at companies in the comparison group. The Committee seeks to attract executive talent by offering competitive base salaries and performance based annual bonuses, which recognize the achievement of short-term objectives. In addition, stock-based compensation is used to provide incentives that promote the long-term financial objectives of the Company. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth and creation of stockholder value. The Company’s compensation program also accounts for individual performance, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.
Elements of Executive Compensation

Base Salary
      The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management. In each case, the Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience and competitive salary practices. In general, base salaries are targeted to be slightly below industry average.

Performance-Based Annual Bonus Awards
      The Company’s performance-based annual bonus awards focus on matching rewards with results. The philosophy of our performance-based annual bonus awards is simple: the better the employee and the company perform the higher the award. Annual bonus awards for management executives are determined on an annual basis and are targeted to be slightly higher than industry average as a result of base salaries being targeted slightly below industry average. For fiscal 2005, the Committee adopted a bonus plan that generally provided that full-time management employees selected by the Committee were able to earn a target incentive bonus (specified as a percentage of his or her base salary) based on the Company’s net income and pre-tax margins. This target bonus is than adjusted for each employee based on individual performance measures.
      The Committee also periodically considers bonuses outside of the bonus plan, based on both individual and corporate performance. During fiscal 2005, Mr. Fisher was paid a $200,000 one-time bonus pursuant to his employment agreement.

Long-Term Incentive Awards
      The Company’s equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs consist of stock option grants and restricted stock awards. All of our full-time employees participate in our equity incentive programs. These programs are designed to promote a long-term focus on results and align employee and stockholder interests. At the same time, the Committee has carefully considered the impact of equity expensing, actions taken by the Company’s peers with respect to long-term incentive awards and the Company’s dilution and overhang levels.
      All fiscal 2005 stock option grants to executive officers were made under the Company’s 2005 Equity Incentive Plan. Each such grant allows the executive officer to acquire shares of the Company’s common stock, subject to the completion of a five-year vesting period (1/5th of the options become exercisable on the first anniversary date following the grant, and 1/48th of the options become exercisable on each of the succeeding 48 monthly anniversaries of the first anniversary date). These shares may be acquired at a fixed price per share (the fair market value on the grant date) and have a ten-year term. For information on options granted to named executive officers during fiscal 2005, see “Option Grants in Last Fiscal Year” on page 14.
      From time to time, we also grant restricted stock to encourage retention and reward performance. However, in fiscal 2005 no restricted stock grants were made. Any future restricted stock grants will be made under the Company’s 2005 Equity Incentive Plan.

Benefits
      The Company’s benefits philosophy for employees, including executive officers, is that benefits should provide employees protection from catastrophic events, should enable employees to plan for their futures and should be competitive in local markets in order to attract and retain a high-quality workforce. The cost of providing benefits has continued to increase on an industry- and economy-wide basis due to factors such as rising healthcare costs.

Perquisites
      The Company did not pay any material perquisites during fiscal 2005.
Employment Agreements
      In order to recruit and retain external candidates with impressive leadership records in key areas, the Company enters into employment agreements from time to time. The Committee carefully reviewed the terms of these employment agreements and determines if the amounts and terms offered are appropriate under the circumstances. The Company did not enter into any employment agreements during fiscal 2005. For a description of the Company’s employment agreements currently in effect, see “Executive Compensation — Employment Agreements” on page 17.
Compensation of the Chief Executive Officer
      The Committee determines the compensation of Mr. Kalt, our Chief Executive Officer, in the same manner as described for all executive officers. In setting compensation levels for Mr. Kalt, the Committee considers individual and Company performance, as well as comparative compensation information from our peer group, in all cases focusing primarily on the prior year, but also reviewing results and trends over a longer time horizon.
      As reflected in the summary compensation table, Mr. Kalt’s base salary was $250,000 in 2005. This was increased to $500,000 in February 2006. Mr. Kalt is eligible to receive an annual bonus as determined by the Committee. Mr. Kalt’s variable compensation, including his annual bonus, is determined with reference to our performance for the fiscal year, Mr. Kalt’s performance in his position as Chief Executive Officer and other factors. In 2005, Mr. Kalt’s target bonus was 100% of his base salary. Pursuant to the Company’s bonus plan, Mr. Kalt’s target bonus was adjusted upward based on the company exceeding specified net income and pre-

tax margin targets. As a result, Mr. Kalt received a bonus equal to 110% of his base salary, which resulted in a bonus of $275,000. Mr. Kalt did not receive an option grant or a restricted stock grant in 2005.
      The Committee also reviewed benefits, perquisites and other compensation paid to Mr. Kalt for fiscal 2005 and found these amounts to be reasonable.
Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million in any taxable year for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.
      The Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code.
      The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its stockholders.
Compensation Committee
of the Board of Directors
Mr. Scott Wald, Chair
Mr. James A. Gray
Mr. Bruce R. Evans
PRINCIPAL ACCOUNTANT FEES AND SERVICES
      The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2005 and fiscal 2004.

	Fiscal Year

	December 31,	December 31,
Fee Category	2004	2005

	(Thousands)
Audit Fees	$789,000	$398,900
Audit-Related Fees	$110,000	—
Tax Fees	$44,300	$20,000
All Other Fees	—	—

Total Fees	$943,300	$418,900
      Audit Fees: Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
      Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
      Tax Fees: Consists primarily of fees for services provided in connection with worldwide tax planning and compliance services and assistance with tax audits and appeals.
      All Other Fees: Consists of fees for services other than those reported above.

      All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
      Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any non-audit services to be provided to the Company by the independent auditor. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
MATTERS RELATING TO AUDITORS
Audit Committee Report
      The Audit Committee of the Board of Directors has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
      The Committee also reviewed the consolidated financial statements of the Company for 2005 with Ernst & Young LLP, the Company’s independent auditors for 2005, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee has discussed with Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.
      The Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Ernst & Young LLP its independence and has considered whether the provision of non-audit services by Ernst & Young LLP to the Company is compatible with maintaining Ernst & Young LLP’s independence.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young LLP as the Company’s independent auditor for 2006.
Audit Committee
of the Board of Directors
Mr. Steven Fradkin, Chair
Mr. Scott Wald
Mr. Bruce R. Evans

PERFORMANCE GRAPH
      The Company’s Common Stock has been listed on the Nasdaq National Market under the symbol “OXPS” and registered under Section 12 of the Securities and Exchange Act of 1934 since January 27, 2005, the date of our initial public offering. The following table and graph shows the cumulative total stockholder return on the Company’s Common Stock with the Russell 2000 Stock Index and stock making up an industry peer group, in each case assuming an initial investment of $100 and full dividend investment, for the period beginning on January 27, 2005 and ending on December 31, 2005.

	Period Ending

	1/27/2005	3/31/2005	6/30/2005	9/30/2005	12/30/2005

OXPS	$100.00	$79.75	$75.09	$94.26	$121.74

Peer Group	100.00	92.60	126.17	152.52	174.04

Russell 2000 Index	100.00	100.00	104.32	109.22	110.45

      The Peer Group is comprised of the following companies whose primary business is online brokerage:

The Charles Schwab Corporation
E*TRADE Financial Corporation
TD Ameritrade Holding Corporation
TradeStation Group, Inc.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2007 MEETING
      Stockholder proposals intended for inclusion in the Company’s proxy statement relating to the next annual meeting in 2007 must be received by the Company no later than December 28, 2006. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under the Company’s by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Company’s regularly scheduled annual meeting of stockholders to be held in 2007, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no later than February 23, 2007 and must comply with the procedures outlined in the Company’s by-laws, which may be found on the Company’s website www.optionsxpress.com, or a copy of which is available upon request from the Corporate Secretary, 39 South LaSalle Street, Suite 220, Chicago, Illinois 60603.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD
      You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above. In addition, our by-laws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 prior to the date of the anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be received not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper written form, a stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
      The Company evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. See “Board of Directors and Corporate Governance — Committees of the Board of Directors” on page 9 for a description of the selection criteria used by the Nominating and Corporate Governance Committee.

ADDITIONAL INFORMATION
      The Company will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Company may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Company also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding the Company’s proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.
      The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors,

David Fisher
Chief Financial Officer
Dated: April 27, 2006

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

OptionsXpress Holdings, Inc.
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints David Katt and David Fisher as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, at designated on the reverse side, all the Common Shares of OptionsXpress Holdings, Inc. (the “Company”) held of record by the undersigned at the close of business on April 24, 2006 at the Annual Meeting of Shareholders to be held on May 23, 2006 or any adjournment thereof.
(Continued and to be dated and signed on reverse side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY FOR OPTIONSXPRESS HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2006	Please mark your votes like this	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED AND THE PROXY IS SIGNED, WILL BE VOTED “FOR” THE PROPOSALS.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OPTIONSXPRESS HOLDINGS, INC.

			WITHHOLD
		FOR	AUTHORITY			FOR	AGAINST	ABSTA1N

1.	ELECTION OF CLASS I DIRECTOR: BRUCE EVANS	☐	☐	2.	RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS	☐	☐	☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)				3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

					PLEASE MARK SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
					COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon, When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.